                                                                    Exhibit 99.1

STANDARD
& POOR'S                                   RATINGSDIRECT

RESEARCH:
                                                       Return to Regular Format
                                                       ------------------------


SCHERING-PLOUGH CORP. RATINGS PLACED ON CREDITWATCH NEGATIVE





PUBLICATION DATE:

10-Nov-2003

CREDIT ANALYST:

David Lugg, New York (1)212-438-7845; Michael J Kaplan, New York
(1)212-438-7842



NEW YORK (Standard & Poor's) Nov. 10, 2003--Standard & Poor's Ratings Services today placed its 'A+' long-term and 'A-1' short-term corporate credit ratings on Kenilworth, N.J.-based pharmaceutical company
Schering-Plough Corp. on CreditWatch with negative implications.

     "The listing reflects increasing doubt that the company can restore its business profile to one consistent with an 'A+' rating," said Standard & Poor's credit analyst David Lugg. The past several months have witnessed a steady downpour of disappointments and charges, highlighted by the continued rapid erosion in its key Intron franchise. Following the loss of patent protection on lead product Claritin, Schering-Plough had counted on continued strong sales of its Rebetol combination of Intron and Ribavirin for treating Hepatitis C to sustain earnings and cash flow. However, a competing product, aggressively marketed by Hoffmann-La Roche, has taken a substantial share of the market and Intron sales have plummeted, declining 43% in the third quarter alone.

     The growth in other drugs is not, at this point, great enough to offset these precipitous declines. In particular, promising cholesterol reducer Zetia is only newly launched into an increasingly competitive marketplace, with a more promising follow-on combination product still in clinical development. Moreover, the company has increased litigation reserves related to investigations into the company's marketing, sales, and clinical trial practices. To preserve cash and improve profitability, the company has taken several prudent steps, including cutting the dividend dramatically, embarking on a cost containment program as well as reducing headcount. Nonetheless, the company believes that turning the company around will be "a long haul". In the face of this combination of developments, Standard & Poor's has greater concern that the company will be able to maintain its hallmark conservative financial profile throughout this period of change. The possibility exists that the long-term rating may be lowered more than one notch.

     Standard & Poor's expects to review management's plans for coping with its growing list of challenges in resolving the CreditWatch situation.



Michael Kaplan
--------------
Managing Director, Industrial Ratings
Team Leader, Health Care

Standard & Poor's http://www.sandp.com/
---------------------------------------
55 Water Street, 39th Floor
New York, NY 10041
Phone: 212-438-7842
Fax:   212-438-7873